News Release

First Solar Appoints Georges Antoun COO

TEMPE, Ariz., June 29, 2012 - First Solar, Inc. (Nasdaq: FSLR) today announced that Georges Antoun has been appointed Chief Operating Officer. Antoun will initially have responsibility for manufacturing, R&D, quality and product management. Reporting to Antoun will be Tymen DeJong, Senior Vice President of Global Operations; Raffi Garabedian, Chief Technology Officer; and Tom Kuster, Vice President of Product Management and Customer Support.
“Georges brings a depth of operational leadership experience that will help First Solar execute its strategy,” said Jim Hughes, First Solar CEO.
Most recently Antoun was a venture partner at Technology Crossover Ventures, a private equity and venture firm. Prior to joining TCV, he was the head of Product Area IP & Broadband Networks for Ericsson. He joined Ericsson in 2007 when Ericsson acquired Redback Networks, where he had served as Senior Vice President of Worldwide Sales and Operations. After the acquisition, Antoun was promoted to CEO of Redback. Prior to Redback, he spent five years at Cisco Systems, where he served as Vice President of Worldwide Systems Engineering and Field Marketing, Vice President of Worldwide Optical Operations, and Vice President of Carrier Sales. He has also held senior management positions at Newbridge Networks and Nynex (now Verizon Communications), where he was part of its Science and Technology Division.
Antoun earned a Bachelor of Science degree in engineering from the University of Louisiana at Lafayette and a master’s degree in information systems engineering from NYU-Poly.
About First Solar, Inc.
First Solar is a leading global provider of comprehensive photovoltaic (PV) solar systems its advanced thin-film modules. The company’s integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation today. From raw material sourcing through end-of-life module collection and recycling, First Solar’s renewable energy systems protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.
For First Solar Investors
This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company’s business involving the company’s products, their development and distribution, economic and competitive factors and the company’s key strategic relationships and other risks detailed in the company’s filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contacts
First Solar-USA
Alan Bernheimer
(415) 935-2499
media@firstsolar.com

First Solar-Europe
Brandon Mitchener
+49 (0) 6131 1443-399
media-emea@firstsolar.com

First Solar Investors
David Brady
(602) 414-9315
dbrady@firstsolar.com

First Solar Investors
Michelle Pereira
(602) 414-9315
michelle.pereira@firstsolar.com